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                                                                  EXHIBIT 99.1



HYBRIDON                                        NEW RELEASE

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                                  Hybridon, Inc.                Tel:  617-528-7000    Fax:  617-528-7001
FOR IMMEDIATE RELEASE             620 Memorial Drive            www.hybridon.com
                                  Cambridge, MA 02139
                                                                CONTACT:  DOUGLAS J. JENSEN
                                                                Vice President, Administration and
                                                                Corporate Development
                                                                617-528-7523
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                  HYBRIDON ANNOUNCES SCHEDULED DELISTING FROM
                           THE NASDAQ NATIONAL MARKET

Cambridge, Mass. - September 19, 1997 - Hybridon, Inc. (Nasdaq: HYBN) today announced that it has been advised by the Nasdaq Stock Market, Inc. ("NASDAQ") that because the Company was not in compliance with the continued listing requirements of The Nasdaq National Market. NASDAQ has determined that the Company is no longer eligible for continued listing on The Nasdaq National Market. The Company's securities are currently scheduled to be delisted from The Nasdaq Stock Market effective with the close of business on September 25, 1997.

The Company intends to appeal the decision to NASDAQ's appeal panel and to request a delay in delisting until final resolution by the appeal panel. In addition, NASDAQ has recently adopted new continued listing requirements and the Company is currently exploring methods for complying with one of the new requirements.

If the Company's appeal is unsuccessful and the Company's Common Stock is delisted from The Nasdaq National Market, the Company intends to make application for listing on the Nasdaq Small Cap Market. The delisting of the Company's Common Stock from The Nasdaq National Market may adversely affect the liquidity of the Company's Common Stock and the ability of the Company to raise capital.

Hybridon, headquartered in Cambridge, Massachusetts, is a leader in the discovery and development of novel medicines for the treatment of important diseases, based primarily on antisense technology. Antisense technology involves the use of synthetic segments of DNA and RNA to stop the production of disease-associated proteins by interacting at the genetic level with target strands of messenger RNA.



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                    LEADERSHIP IN GENETIC ANTISENSE MEDICINE